SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MOTHERS WORK, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                          [ MOTHERS WORK, INC. LOGO ]

                             456 NORTH FIFTH STREET
                        PHILADELPHIA, PENNSYLVANIA 19123

                          ---------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 16, 1997
                          ---------------------------

     To the Stockholders of Mothers Work, Inc.:

     The Annual Meeting of Stockholders of Mothers Work, Inc., a Delaware corporation (the 'Company') will be held at 9:00 a.m., local time, on January 16, 1997 at the Company's corporate headquarters, 456 North Fifth Street, Philadelphia, Pennsylvania, for the following purposes:

          1. To elect two directors of the Company;

          2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending September 30, 1997; and

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of the Common Stock at the close of business on December 13, 1996 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

                                          By Order of the Board of Directors

                                          /s/ Dan W. Matthias

                                          Dan W. Matthias
                                          Chairman of the Board and
                                          Chief Executive Officer

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

December 19, 1996

                           [MOTHERS WORK, INC. LOGO]

                             456 NORTH FIFTH STREET
                        PHILADELPHIA, PENNSYLVANIA 19123

                          ---------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                JANUARY 16, 1997

                          ---------------------------

     This Proxy Statement, which is first being mailed to stockholders on approximately December 19, 1996, is furnished in connection with the solicitation by the Board of Directors of Mothers Work, Inc. (the 'Company') of proxies to be used at the Annual Meeting of Stockholders of the Company (the 'Annual Meeting'), to be held at 9:00 a.m. on January 16, 1997 at the Company's corporate headquarters, 456 North Fifth Street, Philadelphia, Pennsylvania, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares of the Company's Common Stock (the 'Common Stock') represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of the Common Stock represented thereby will be voted for the election of the nominees for director named below, for the ratification of the appointment of Arthur Andersen LLP as independent auditors, and in support of management on such other business as may properly come before the Annual Meeting or any adjournments thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the Annual Meeting.

                                     VOTING

     Holders of record of the Common Stock on December 13, 1996 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 3,559,317 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of the nominee for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by the affirmative vote of a plurality of the votes of the shares entitled to vote, present in person or represented by proxy, and votes may be cast in favor of or withheld from each director nominee. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect thereon. Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors will have the same effect as votes against the proposal, because approval requires a vote in favor of the proposal by a majority of the shares entitled to vote, present in person or represented by proxy. Broker non-votes, which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not checked one of the boxes on the proxy card, are not considered to be shares 'entitled to vote' (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

     The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Company's Board of Directors is divided into three classes, with staggered three-year terms. Currently, the Board has eight members. Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for Marvin S. Traub and Walter F. Loeb, for terms expiring at the Annual Meeting of Stockholders to be held following fiscal 1999 (the '2000 Annual Meeting'). If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted for the election, in the nominee's place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

     The following biographical information is furnished as to each nominee for election as a director and each of the current directors:

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
             FOR A THREE YEAR TERM EXPIRING AT 2000 ANNUAL MEETING

     Marvin S. Traub, 71, has been President of Marvin Traub Associates, Inc., a New York based retail consultancy company, since its founding in February 1992. He has also been a Senior Advisor for Financo, Inc., an investment banking firm, since November 1994. Prior to establishing Marvin Traub Associates, Inc.,
Mr. Traub was Chairman and Chief Executive Officer of Bloomingdales from 1978-1992 and was Vice Chairman of Federated Department Stores from 1988-1992. From December 1992 to January 1994, Mr. Traub served as a director and Chairman of the Executive Committee of The Conran Stores, Inc., which filed for a petition for protection under U.S. bankruptcy laws on January 10, 1994. He is currently a director of Prime Retail, Inc. See 'Certain Transactions.'

     Walter F. Loeb, 71, became a director of the Company on June 5, 1995.
Mr. Loeb is President of Loeb Associates Inc., a New York based retail consultancy company that has served a variety of domestic and international companies since its founding in February 1990. Mr. Loeb is also the publisher of 'Loeb Retail Letter,' a monthly analysis of the retail industry. From 1974 until the founding of his company, Mr. Loeb had been a senior retail analyst at Morgan Stanley & Co. Incorporated, and in 1984 became a principal of the same company. He also has held various positions with the May Company, Allied Stores and Macy's. He currently is a director of Gymboree Corporation, Wet Seal, Federal Realty Investment Trust and InterTAN, Inc.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                      TERM EXPIRING AT 1998 ANNUAL MEETING

     Dan W. Matthias, 53, joined the Company on a full-time basis in 1982 and has served as Chairman of the Board since its inception. From 1983 to 1993 he served as the Company's Executive Vice President, and since January 1993,
Mr. Matthias has been the Company's Chief Executive Officer. He had previously been involved in the computer and electronics industry, serving as a director of Zilog, Inc. and serving as the President of a division of a subsidiary of Exxon Corporation.

     William L. Rulon-Miller, 48, became a director of the Company in 1992.
Mr. Rulon-Miller is currently Senior Vice President - Co-Director - Investment Banking of Janney Montgomery Scott Inc., an investment banking firm with which he has held several positions since 1979. Mr. Rulon-Miller is also a director of Intelligent Electronics, Inc. and Penn Janney Fund, Inc.

     Elam M. Hitchner, III, 50, became a director of the Company in January 1994. Mr. Hitchner has been engaged in the private practice of law since 1971. Since May 1992, Mr. Hitchner has been a partner of the law firm of Pepper, Hamilton & Scheetz, Philadelphia, Pennsylvania, which provides legal services to the Company. From April 1987 to May 1992, Mr. Hitchner was a partner of the law firm of Braemer Abelson & Hitchner, which also provided legal services to the Company. See 'Certain Transactions.'

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                      TERM EXPIRING AT 1999 ANNUAL MEETING

     Rebecca C. Matthias, 43, founded the Company in 1982 and has served as a director of the Company and its President since its inception. Since January 1993, Ms. Matthias has served as the Company's Chief Operating Officer. Prior to 1982, she was a construction engineer for the Gilbane Building Company. In 1992, she was chosen as 'Regional Entrepreneur of the Year' by Inc. Magazine and Merrill Lynch. Ms. Matthias also serves as a director of the Greater Philadelphia Chamber of Commerce.

     Verna K. Gibson, 54, became a director of the Company in May 1992. From 1985 to 1991, Ms. Gibson was President and Chief Executive Officer of the Limited Stores Division of Limited, Inc. From January 1991-1995 she was President of Outlook Consulting Int., Inc. From December 1994 to July 1996,
Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. On October 12, 1995, Petrie Retail, Inc. filed a petition under Chapter 11 of the Bankruptcy Code. Ms. Gibson is currently a partner of Retail Options, Inc., a New York based retail consulting firm, which was formed in 1993. Ms. Gibson is a past director of the Cleveland Federal Reserve Board and serves on the Boards of Directors of Today's Man, Inc., Chicos Fas, Inc., The Caldor Corporation and the National Retail Federation.

     Joseph A. Goldblum, 47, has been a director of the Company since 1989. Mr. Goldblum has been Of Counsel with the law firm of Goldblum & Hess and President of G-II Equity Investors, Inc., a general partner of G-II Family Partnership L.P. since May 1989. From May 1985 to April 1989, Mr. Goldblum was Senior Vice President - Operations for McKesson Drug Corporation.

     Other than the husband and wife relationship between Dan and Rebecca Matthias, there are no family relationships among any of the other directors of the Company.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     During the fiscal year ended September 30, 1996, the Board of Directors held five meetings. With the exception of Verna Gibson, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

     During the fiscal year ended September 30, 1996 the Audit Committee, which currently consists of Ms. Perelman, Mr. Loeb and Mr. Rulon-Miller held four meetings. The function of the Audit Committee is to recommend to the Board of Directors the accounting firm to be retained to audit the Company's financial statements and to consult with, and review recommendations made by, such accounting firm with respect to financial statements, financial records and controls, and to make such other recommendations to the Board of Directors as it deems appropriate from time to time.

     During the fiscal year ended September 30, 1996, the Compensation Committee, which consists of Mr. Matthias. Ms. Gibson and Mr. Goldblum, held four meetings. The Compensation Committee considers recommendations of the Company's management regarding compensation, bonuses and fringe benefits of the executive officers of the Company, and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors. The Compensation Committee also considers management's proposals regarding stock option grants and their consistency with policies established by the Board of Directors, and, in general, administers the Company's 1987 Stock Option Plan ('1987 Option Plan').

     During the fiscal year ended September 30, 1996, the Nominating Committee, which consists of Ms. Matthias, Mr. Goldblum, Mr. Hitchner and Ms. Perelman, did not hold any meetings. The Nominating Committee functions include establishing the criteria for selecting candidates for nomination to the Board of Directors; actively seeking candidates who meet those criteria; and making recommendations to the Board of Directors of nominees to fill vacancies on, or as additions to, the Board of Directors. The Nominating Committee will consider nominees for election to the Board of Directors that are recommended by stockholders provided that a complete description of the nominees' qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted, in writing to the attention of the Chairman of the Board of Directors, and should not include self-nominations.

COMPENSATION OF DIRECTORS

     The Company pays each director $250 for each Board meeting and each Committee meeting attended by such director in person. In addition, upon conclusion of each Annual Meeting of Stockholders, the Company grants each director options to purchase 2,000 shares of the Common Stock pursuant to the Company's 1994 Director Stock Option Plan. In fiscal 1996, although they were entitled to receive option grants under this plan, Dan and Rebecca Matthias voluntarily decided to forego receipt of these options.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, 'Reporting Persons'), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Reporting Persons are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations of Reporting Persons that no other reports were required with respect to fiscal 1996, all
Section 16(a) filing requirements applicable to the Reporting Persons were complied with, except that Mr. Goldblum inadvertently filed one report, relating to one transaction, one day late.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

GENERAL

     The Compensation Committee of the Board of Directors consists of Dan W. Matthias(1), Joseph A. Goldblum and Verna Gibson. Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning the financial interests of the

------------------
(1) Dan Matthias, Chairman of the Board and Chief Executive Officer, abstains from voting on issues pertaining to his personal compensation and Rebecca Matthias' compensation.

Company's senior management with those of its stockholders. Annual base salary and longer term incentive compensation provide an important incentive in attracting and retaining corporate officers and other key employees and motivating them to perform to the full extent of their abilities in the best long-term interests of the stockholders.

     The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus and (2) a long-term component, i.e., stock options. Executive compensation levels are determined in connection with a review of compensation levels at comparable publicly held companies. As a result of such review, the Compensation Committee developed an executive compensation package with an annual component set somewhat below the salary levels paid to senior management of similar sized companies with comparable responsibilities. The Compensation Committee has determined that a compensation package that contains long-term stock based incentives is more appropriate for the Company's goals of sustainable growth and enhanced shareholder value.

     Based on this philosophy, a meaningful portion of the senior executives' annual bonus and stock options is placed at-risk and linked to the increase of the Company's earnings per share ('EPS') over the prior fiscal year. This will lead to the creation of value for the Company's stockholders in both the short and long term. Under this pay-for-performance orientation:

     o executives are motivated to improve the overall performance and profitability of the Company;

     o accountability is further encouraged through the adjustment of salaries and incentive awards on the basis of each executive's individual performance, potential and contribution;

     o most incentive awards are denominated and/or paid in shares of Company Common Stock to further reinforce the linkage of executives' interest with those of stockholders.

     The policies with respect to each element of the compensation package, as well as the basis for determining the compensation of the Chief Executive Officer and President, Dan and Rebecca Matthias, respectively, are described below.

  1. Annual Component: Base Salary and Annual Bonus

     Base Salary: Base salary represents compensation for discharging job responsibilities and reflects the executive officer's performance over time. Peer salaries for comparable positions are used as reference points in setting salary opportunities for executive officers. The Company's overall goal is to approximate the median salaries paid by the peer group assuming comparability of such factors as position, responsibilities and tenure.

     Individual salary adjustments take into account the Company's salary increase guidelines for the year and individual performance contributions for the year, as well as sustained performance contributions over a number of years and significant changes in responsibilities, if any. The assessment of individual performance contributions is subjective and does not reflect the Company's performance.

     Annual Bonus: The annual bonus for the Chief Executive Officer and President is computed on a sliding scale based on EPS. The maximum cash bonus can be attained by increasing EPS by 35% over the prior fiscal year. Notwithstanding the foregoing, the Compensation Committee has the discretion to increase the annual bonus in any given year to take into account what it deems to be extraordinary events.

  2. Long Term Component: Stock Options

     To align stockholder and executive officer interests, the long-term component of the Company's executive compensation program uses grants whose value is related to the value of the Common Stock. Stock options are granted to reinforce the importance of improving stockholder value over the long-term, and to encourage and facilitate the executive's stock ownership. Under the 1987 Option Plan, options to purchase Common Stock are available for grant to directors, officers and other key employees of the Company. Stock options are granted at 100% of the fair market value of the Common

Stock on the date of the grant to ensure that the executives can only be rewarded for appreciation in the price of the Common Stock when the Company's stockholders are similarly benefitted. Stock options are exercisable up to ten years from the date granted. The stock options generally vest over a five year period, although some stock options vest immediately. While all executives are eligible to receive stock options, participation in each annual grant, as well as the size of the grant each participating executive receives, is contingent on the increase in the EPS over the prior fiscal year. Notwithstanding the foregoing, the Compensation Committee has the discretion to increase the annual grant of options in any given year to take into account what it deems to be extraordinary events.

     During fiscal 1996, the Compensation Committee approved the exchange and repricing of outstanding stock options held by Donald W. Ochs, the Company's Senior Vice President - Operations. The Compensation Committee concluded that the decline in the market value of the Common Stock had frustrated the purpose of his options (i.e.; to attract and retain his services and to provide incentives to him to exert maximum efforts for the Company's success). The Compensation Committee felt that it was important to reduce the exercise price on these options so as to put the 'incentive' back into his compensation scheme. In connection with the exchange of options, the executive officer agreed to a new five year vesting period commencing upon the date of the repricing. No other executive officer option repricings occurred during fiscal 1996. The terms of the repricing are set forth below in the Ten-Year Option Repricing table.

CHIEF EXECUTIVE OFFICER AND PRESIDENT COMPENSATION

     In fiscal 1996, the annual base salary for Dan W. Matthias, Chairman of the Board and Chief Executive Officer, and Rebecca C. Matthias, President and Chief Operating Officer, increased from $165,000 to $220,000. The fiscal 1996 base salary for each of the Matthiases is comparable with the salaries of senior management of publicly-held companies in the retail clothing industry.

     Based upon the Company not meeting its EPS-based bonus standard during fiscal 1996, the Chief Executive Officer and the President did not receive either an annual incentive bonus or stock options.

                                          THE COMPENSATION COMMITTEE

                                          Dan W. Matthias
                                          Joseph A. Goldblum
                                          Verna Gibson

                           SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years ended September 30, 1994, 1995 and 1996 certain compensation information with respect to the Company's Chief Executive Officer and the other Company officers named therein.


                                                                                                      LONG-TERM
                                                                                                 COMPENSATION AWARDS
                                                                                                 --------------------
                                                                         ANNUAL COMPENSATION         SECURITIES
                                                                        ----------------------       UNDERLYING
NAME AND PRINCIPAL POSITION                                     YEAR     SALARY ($)  BONUS ($)       OPTIONS (#)
---------------------------                                   ---------  ----------  ----------  --------------------
Dan W. Matthias                                                1996    $  220,350  $        -                -
  Chairman and Chief Executive Officer                         1995       161,907     100,000           30,000
                                                               1994       150,798      41,519           40,905
Rebecca C. Matthias                                            1996    $  217,885  $        -                -
  President and Chief Operating Officer                        1995       159,808     100,000           30,000
                                                               1994       149,233      41,519           40,905
Lynne M. Wieder                                                1996    $  188,085  $        -                -
  Senior Vice President - Stores                               1995       150,201      55,000            5,000
                                                               1994       118,304      20,000            6,996
Thomas Frank                                                   1996    $  158,646  $        -                -
  Vice President - Finance and Chief Financial                 1995       132,747      45,000            5,000
  Officer                                                      1994       111,925      10,000            4,056
Donald W. Ochs                                                 1996    $  256,799  $        -           20,000(2)
  Senior Vice President - Operations                           1995(1)     67,432      27,000           20,000(2)

------------------
(1) Mr. Ochs' employment with the Company commenced in June 1995.
(2) The 20,000 options shown for fiscal 1995 were originally granted in June 1995, and were canceled in connection with a replacement grant of the 20,000 options shown for fiscal 1996.

STOCK OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS DURING LAST FISCAL YEAR

     Under the 1987 Option Plan, options to purchase Common Stock are available for grant to directors, officers and other key employees of the Company. Options are also available for grant to directors under the Company's 1994 Director Stock Option Plan. The following table sets forth certain information regarding options for the purchase of Common Stock that were awarded to the Company's Chief Executive Officer and the other named Company officers during fiscal 1996.

             OPTION GRANTS IN FISCAL YEAR ENDED SEPTEMBER 30, 1996

                                                                                                POTENTIAL REALIZABLE
                                                                                               GAIN AT ASSUMED ANNUAL
                                                    PERCENT OF                                  RATES OF STOCK PRICE
                                NUMBER OF         TOTAL OPTIONS                               APPRECIATION FOR OPTION
                               SECURITIES          GRANTED TO      EXERCISE                       TERMS COMPOUNDED
                               UNDERLYING           EMPLOYEES       OR BASE                           ANNUALLY
                                 OPTIONS             IN LAST        PRICE       EXPIRATION    ------------------------
            NAME               GRANTED (#)         FISCAL YEAR      ($/SH)         DATE           5%           10%
            ----              -------------      ---------------  -----------  -------------  -----------  -----------
Dan W. Matthias.............      30,000(1)          14.3%         $   13.50     11/20/2005    $  254,702   $  645,466
Rebecca C. Matthias.........      30,000(1)          14.3%         $   13.50     11/20/2005    $  254,702   $  645,466
Lynne M. Wieder.............       5,000(2)           2.4%         $   13.50     11/20/2005    $   42,450   $  107,578
Thomas Frank................       5,000(2)           2.4%         $   13.50     11/20/2005    $   42,450   $  107,578
Donald W. Ochs..............      20,000(2)(3)        9.5%         $   13.50     11/20/2005    $  169,802   $  430,310

 ------------------
(1) These options were fully vested on the date of grant, November 20, 1995. These options were granted under the 1987 Option Plan and have a term of 10 years, subject to earlier termination in certain circumstances related to termination of employment.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(2) These options became exercisable as to 20% of the shares on November 20, 1996 and will become exercisable as to an additional 20% of such shares on November 20 of each successive year, with full vesting occurring on November 20, 2000. These options were granted under the 1987 Option Plan and have a term of 10 years, subject to earlier termination in certain circumstances related to termination of employment.

(3) Granted in connection with the cancellation of options originally granted on June 19, 1995 at a price of $14.25 per share.

                   AGGREGATED OPTION EXERCISES IN FISCAL YEAR
             ENDED SEPTEMBER 30, 1996 AND FY 1996-END OPTION VALUES

     The following table sets forth certain information regarding options for the purchase of the Common Stock that were exercised and/or held by the Company's Chief Executive Officer and the other named Company officers therein:


                                                                                          NUMBER OF
                                                                                         SECURITIES           VALUE OF
                                                                                         UNDERLYING          UNEXERCISED
                                                                                         UNEXERCISED        IN-THE-MONEY
                                                                                           OPTIONS             OPTIONS
                                                                                          AT FY-END           AT FY-END
                                                        SHARES                         ---------------  ---------------------
                                                      ACQUIRED ON          VALUE       # EXERCISABLE/      $ EXERCISABLE/
        NAME                                           EXERCISE          REALIZED       UNEXERCISABLE       UNEXERCISABLE
                                                   -----------------  ---------------  ---------------  ---------------------
Dan W. Matthias..................................              -                 -       78,905/ 9,000     $95,036/$4,500
Rebecca C. Matthias..............................              -                 -       78,905/ 9,000     $95,036/$4,500
Lynne M. Wieder..................................              -                 -       12,184/17,816     $78,521/$51,514
Thomas Frank.....................................              -                 -       12,600/10,400    $128,921/$22,044
Donald W. Ochs...................................              -                 -            0/20,000          $0/$0

                           TEN-YEAR OPTION REPRICINGS

     The following table sets forth all option repricings undertaken by the Company within the last ten fiscal years with respect to options held by any current or former executive officer of the Company.


                                             NUMBER OF
                                             SECURITIES   MARKET PRICE
                                             UNDERLYING   OF STOCK AT    EXERCISE PRICE               LENGTH OF ORIGINAL
                                              OPTIONS       TIME OF        AT TIME OF       NEW      OPTION TERM REMAINING
                                              REPRICED    REPRICING OR    REPRICING OR   EXERCISE   AT DATE OF REPRICING OR
             NAME                   DATE     OR AMENDED    AMENDMENT       AMENDMENT       PRICE           AMENDMENT
             -----               ----------  ----------  --------------  --------------  ---------  -----------------------
Donald W. Ochs                     11/20/95    20,000        $13.50          $14.25         $13.50          9 years
  Senior Vice President -
  Operations...................
Robert E. Pollock                    1/6/95    12,000        $10.25          $17.75         $10.25          9 years
  Vice President - Real
  Estate.......................
Vana Longwell                        1/6/95    18,000        $10.25         $12.875         $10.25          9 years
  Vice President -
  Manufacturing................

STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the Company's cumulative total stockholder return on the Common Stock for the period (March 15, 1993 to September 30, 1996) from the date the Company's Common Stock commenced trading on the Nasdaq National Market to September 30, 1996, with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard and Poor's Retail Stores Composite Index. The comparison assumes $100 was invested on March 15, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                               [PERFORMANCE GRAPH]


         In the printed document, there is a line chart representing the following:


                            Total Shareholder Returns


                              Mothers Work, Inc.           S&P 500 Index            Retail Composite
March 15, 1993                      $100.00                   $100.00                    $100.00
September 30, 1993                  $ 96.15                   $103.14                    $ 92.27
September 30, 1994                  $101.92                   $106.94                    $ 91.59
September 30, 1995                  $130.76                   $138.75                    $ 99.06
September 30, 1996                  $103.84                   $166.96                    $117.80


EMPLOYMENT AGREEMENTS

     The Company is a party to written employment agreements (the 'Employment Agreements') with both Dan and Rebecca Matthias which expire on September 30, 1999, unless earlier terminated pursuant to the terms of the Employment Agreements. The term of each Employment Agreement automatically extends for successive one year periods extending the expiration date into the third year after the extension, unless either the Company or the executive gives written notice to the other party that the term will not so extend. Under the Employment Agreements, the Company has agreed to nominate the Matthiases as directors and to use its best efforts to cause them to be elected as directors. The base salary of each executive for fiscal 1997 is $275,000 per year, and the base salary will increase each year during the term in an amount determined by the Compensation Committee of the Board of Directors, but in any event no less than the rate of inflation. Following each year of the term, the executive will receive a bonus of between $0 and $150,000 and up to 45,000 immediately vested stock options with a fair market value exercise price, based upon a formula relating to the percentage increase, if any, of the EPS before extraordinary items for the fiscal year just ended, compared to the highest level of EPS before extraordinary items ever attained by the Company in any previous fiscal year. The Compensation Committee retains the discretion to increase the executives' bonuses if such Committee deems it to be appropriate.

     The Employment Agreements provide that for one year following the termination of employment of either executive (other than for 'good reason' or upon a 'change of control' of the Company, as such terms are defined in the Employment Agreements) the executive shall not compete with the Company or solicit the Company's suppliers or employees. If the employment of either executive is terminated by the Company without cause or by the executive for good reason or following a change of control, (i) the executive is entitled to receive a lump sum severance payment equal to three years of base salary and the maximum amount of cash and option bonus compensation and fringe benefits which would have been paid or made available to the executive during the three years following such termination, (ii) all stock options held by the terminated executive will become immediately vested, and the executive may require the Company to repurchase all such stock options at a price equal to the excess of the closing price of the Common Stock over the exercise price of the options, and (iii) the executive is entitled to cause the Company to register all shares owned by the executive under the Securities Act of 1933, as amended, to the extent they are not then registered, and the executive may additionally include his or her shares in future registrations filed by the Company. In the event of a termination by the Company for cause or by the executive without good reason, the executive will not be entitled to any further base salary or bonus compensation, and all unvested options then held by the executive will be automatically canceled. In the event of a termination by the Company because of a disability, the executive shall continue to receive base salary and cash bonus and option compensation and fringe benefits during the three years following such termination, at 50% of the levels the executive would have received if the executive's employment had been terminated by the Company without cause, as described above, less any payments received by the executive under any long term disability or life insurance provided by the Company.

     The Company is also a party to a written employment agreement with Donald Ochs (the 'Ochs Agreement') which expires on June 19, 1997, unless earlier terminated pursuant to the terms of the Ochs Agreement. According to the Ochs Agreement, Mr. Ochs will serve as the Company's Senior Vice President of Operations and will be compensated for his services at the annual base rate of $250,000, subject to upward adjustment by the Board of Directors, plus an annual bonus of up to 50% of Mr. Ochs' base salary for a given fiscal year based upon a formula set forth in the Ochs Agreement. If Mr. Ochs is terminated for any reason other than 'Disability' or 'cause', as defined therein, or the death of Mr. Ochs, the Company must pay Mr. Ochs his salary accrued through the date of termination and for six months thereafter, if during the first year of the term, or for three months thereafter, if during the second year of the term. The Ochs Agreement provides that Mr. Ochs is subject to a covenant not to compete with the Company during the term of his employment and for a two-year period after his employment with the Company terminates.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of November 15, 1996, except as otherwise noted, with respect to the beneficial ownership of shares of the Common Stock by each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, by each director or nominee for director, by each of the officers named on the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.


                                                                                    AMOUNT AND NATURE OF    PERCENT
                     NAME AND ADDRESS OF BENEFICIAL OWNER (A)                       BENEFICIAL OWNERSHIP   OF CLASS
                     ----------------------------------------                       --------------------  -----------
Dan W. and Rebecca C. Matthias....................................................           668,675(b)         18.0%
Meridian Venture Partners.........................................................           344,645             9.7%
  259 Radnor-Chester Rd.
  Radnor, PA 19087
Verna K. Gibson...................................................................            47,890(c)          1.3%
Joseph A. Goldblum................................................................           111,399(d)          3.1%
Elam M. Hitchner, III.............................................................            16,000(e)            *
Walter F. Loeb....................................................................             4,000(f)            *
Donald W. Ochs....................................................................            11,000(g)            *
Marsha R. Perelman................................................................            25,472(h)            *
William L. Rulon-Miller...........................................................           160,324(i)          4.5%
Marvin S. Traub...................................................................            16,667(j)            *
Thomas Frank......................................................................            15,527(f)            *
Lynne M. Wieder...................................................................            18,184(f)            *
Massachusetts Financial Services Company..........................................           285,500(k)          8.0%
  500 Boylston Street
  Boston, MA 02116
Episode USA Inc...................................................................           217,365             6.1%
  1040 Avenue of Americas
  New York, NY 10018
Crown-Glynn Associates Limited Partnership........................................            53,300(l)          1.5%
  67 East Park Place
  Morristown, NJ 07960
Crown Associates III, Limited Partnership.........................................           111,700(l)          3.1%
  67 East Park Place
  Morristown, NJ 07960
The Crown Trust...................................................................            87,500(l)          2.5%
  67 East Park Place
  Morristown, NJ 07960
All directors and officers as a group (11 persons)................................         1,078,471(m)         28.3%

------------------

*          Less than 1% of the outstanding Common Stock.
(a)        Except as otherwise indicated, the address of each person named in the table is: c/o Mothers Work, Inc., 456
           North Fifth Street, Philadelphia, Pennsylvania 19123.

                                              (Footnotes continued on next page)

Footnotes continued from previous page)

(b)        Includes 81,905 shares purchasable upon exercise of stock options by each of Dan and Rebecca Matthias (or a total of 163,810 shares). Except for the shares purchasable upon exercise of stock options, Dan and Rebecca
           Matthias are husband and wife and beneficially own the shares indicated jointly.
(c)        Includes 17,945 shares purchasable upon exercise of stock options.
(d)        Includes 53,010 shares owned by G-2 Family Partnership L.P. Mr. Goldblum is general partner of G-2 Family
           Partnership L.P. and may be deemed to be a beneficial owner of such shares. Also includes 6,000 shares purchasable upon exercise of stock options; 26,100 shares held as custodian or in trust for members of Mr.
           Goldblum's family; and 10,425 shares held by Mr. Goldblum as custodian for the benefit of three of the
           Matthiases' children.
(e)        Includes 6,000 shares purchasable upon exercise of stock options.
(f)        Consists of shares purchasable upon exercise of stock options.
(g)        Includes 4,000 shares purchasable upon exercise of stock options.
(h)        Includes 6,000 shares purchasable upon exercise of stock options.
(i)        Includes 154,324 shares beneficially owned by Penn Janney Fund, Inc. Mr. Rulon-Miller is director of Penn
           Janney Fund, Inc. and may be deemed to be a beneficial owner of such shares. Also includes 6,000 shares purchasable upon exercise of stock options.
(j)        Consists of shares purchasable upon exercise of stock options owned by Marvin Traub Associates. Mr. Traub is the President of Marvin Traub Associates and may be deemed to be a beneficial owner of such options.
(k)        The beneficial ownership of shares of the Company's Common Stock is as of September 30, 1996. These shares are held for investment purposes by MFS Emerging Growth Fund (a series of MFS Series Trust II) and other accounts for which Massachusetts Financial Services Company ('MFS') serves as investment adviser. MFS has sole voting power with respect to 272,300 of the shares, and no voting power with respect to 13,200 of the shares.
(l)        Represents shares owned by a group of three entities and seven persons, none of which individually directly owns 5% of the Company's outstanding Common Stock, but who have shared voting power and dispositive power with respect to 252,500 shares.
(m)        Includes the following number of shares owned by affiliates of the following directors, which may be deemed to be beneficially owned by the directors: Joseph A. Goldblum - 53,010 and William L. Rulon-Miller - 154,324
           shares. Also includes the following number of shares purchasable upon the exercise of stock options owned by the following persons: Verna K. Gibson - 17,945, Joseph A. Goldblum - 6,000, Elam M. Hitchner, III - 6,000,
           Walter F. Loeb - 4,000, Dan W. Matthias - 81,905, Rebecca C. Matthias - 81,905, Marsha R. Perelman - 6,000,
           William L. Rulon-Miller - 6,000, Thomas Frank - 15,527, Donald W. Ochs - 4,000 and Lynne M. Wieder - 18,184.

VOTING AGREEMENT

     Prior to September 28, 1995, a voting agreement (the 'Voting Agreement') was in effect among the following stockholders of the Company: Dan and Rebecca Matthias, Penn Janney Fund, Inc. ('Penn Janney'), Apex Investment Fund, L.P. ('Apex'), G-2 Family Partnership L.P., Meridian Venture Partners ('MVP'), Keystone Venture II, L.P. ('Keystone') and Elam M. Hitchner, III. Pursuant to the Voting Agreement, all of the signatories were obliged to vote all shares of the Common Stock held by them so that the Company's Board of Directors would be composed of nine directors designated as follows: Dan and Rebecca Matthias jointly had the right to designate five directors (which may include the Matthiases); one director could be designated by Apex; one director could be designated by Penn Janney; one director could be designated by MVP after consultation with the other parties to the Voting Agreement excluding the Matthiases; and one director could be designated by the majority vote of the parties to the Voting Agreement not including the Matthiases or Keystone. Two of the directors to be designated by the Matthiases were required to be unaffiliated with the Company and the Matthiases and were expected to have substantial experience in the retailing industry. The director to be designated by MVP was required to have substantial experience in the retailing industry and be unaffiliated with the Company, the Matthiases and the other parties to the Voting Agreement.

     The following members of the Company's Board of Directors were elected at a time when the Voting Agreement was in effect: Marsha R. Perelman, Walter F. Loeb, Dan W. Matthias, William L. Rulon-Miller and Elam M. Hitchner. The Voting Agreement terminated by mutual agreement of the parties effective September 28, 1995.

                              CERTAIN TRANSACTIONS

     The Company is a party to a written consulting agreement (the 'Consulting Agreement') with Marvin Traub Associates, Inc. ('MTA') which has an initial one year term ending on September 30, 1997, during which the Company shall pay to MTA $200,000 plus options to acquire 16,667 shares of Company Common Stock. Mr. Traub, a director nominee, is the Chairman and President of MTA. Pursuant to the Consulting Agreement, the Company retained MTA to perform consulting and advisory services for the Company in connection with the growth and strategic development of the Company's businesses. The services to be performed by MTA will be performed by Mr. Traub.

     Elam M. Hitchner, III is a partner of the law firm of Pepper, Hamilton & Scheetz, Philadelphia, Pennsylvania, which provides legal services to the Company.

                                RATIFICATION OF
                            APPOINTMENT OF AUDITORS
                                  (PROPOSAL 2)

     The Board of Directors has selected Arthur Andersen LLP ('Arthur Andersen'), independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 1997 and recommends that the stockholders ratify such selection. This appointment will be submitted to the stockholders for ratification at the Annual Meeting.

     The submission of the appointment of Arthur Andersen is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors. If Arthur Andersen shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent public accountants.

     A representative of Arthur Andersen is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 1997.

                                 OTHER BUSINESS

     Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1996 accompanies this Proxy Statement.

                             STOCKHOLDER PROPOSALS

     To be eligible for inclusion in the Company's proxy materials for the 1998 Annual Meeting of Stockholders, a proposal intended to be presented by a stockholder for action at that meeting must, in addition to meeting the stockholder eligibility and other requirements of the Securities and Exchange Commission's rules governing such proposals, be received not later than August 18, 1997 by the Vice President - Finance and Chief Financial Officer of the Company at the Company's principal executive offices, 456 North Fifth Street, Philadelphia, Pennsylvania 19123.
                         ------------------------------

     THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996. REQUESTS SHOULD BE DIRECTED TO THOMAS FRANK, VICE PRESIDENT - FINANCE AND CHIEF FINANCIAL OFFICER, MOTHERS WORK, INC., 456 NORTH FIFTH STREET, PHILADELPHIA, PENNSYLVANIA 19123.

                                          By Order of the Board of Directors

                                          /s/ Dan W. Matthias

                                          Dan W. Matthias
                                          Chairman of the Board and
                                          Chief Executive Officer
Date: December 19, 1996
Philadelphia, Pennsylvania

                               MOTHERS WORK, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, revoking all previous proxies, hereby appoints Dan W. Matthias and Rebecca C. Matthias, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on January 16, 1997, and at any adjournment or postponement thereof.

    1. Election of Directors:


/ / FOR the nominees listed below     / / WITHHOLD AUTHORITY
                                          to vote for the nominees listed below

Nominees: For a three-year term expiring at the 2000 Annual Meeting: Marvin S.
          Traub and Walter F. Loeb

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE THE NAME(S) OF SUCH NOMINEE(S) ON THE LINE BELOW.)

--------------------------------------------------------------------------------

    2. Ratification of appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending September 30, 1997:

                        / / FOR    / / AGAINST    / / ABSTAIN

  PLEASE DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED 'FOR' THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF AND 'FOR' RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

                                                ________________________________
                                                    Signature of Stockholder

                                                ________________________________
                                                    Signature of Stockholder

                                                Dated:
                                                ________________________ , 1996

                                                NOTE: PLEASE SIGN THIS PROXY
                                                EXACTLY AS NAME(S) APPEAR ON
                                                YOUR STOCK CERTIFICATE. WHEN
                                                SIGNING AS ATTORNEY-IN-FACT,
                                                EXECUTOR, ADMINISTRATOR, TRUSTEE
                                                OR GUARDIAN, PLEASE ADD YOUR
                                                TITLE AS SUCH, AND IF SIGNER IS
                                                A CORPORATION, PLEASE SIGN WITH
                                                FULL CORPORATE NAME BY A DULY
                                                AUTHORIZED OFFICER OR OFFICERS
                                                AND AFFIX THE CORPORATE SEAL.
                                                WHERE STOCK IS ISSUED IN THE
                                                NAME OF TWO (2) OR MORE PERSONS,
                                                ALL SUCH PERSONS SHOULD SIGN.